CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of RiverPark/Next Century Growth Fund, a series of RiverPark Funds Trust, under the headings “Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

June 22, 2023